Capital Corp of the West/County Bank

Memo

To: Members of the Board of Directors /Executive Officers

From: Joanne Dunlap, HR Director

Date: February 14th, 2007

Re:	Notice of Quiet Period/Black out dates

Black Out Dates:

Trading in CCOW stock is prohibited from March 21, 2007 through the first week of April for all Directors and Executive Officers. The end date of this blackout has not yet been determined and is dependent on the final reconciliation of 401(k) assets transferred from Pension Specialists to the Principal Group. Please contact Dave Heaberlin 725-7435 if you have any questions.

Reason for Black Out:

All 401(k) plan participants are subject to the Black Out period stated above in regards to any assets they hold within the 401(k) plan due to our transfer of services from Pension Specialists to the Principal Group. The Sarbanes-Oxley Act of 2002 further prohibits corporate directors and executive officers from trading employer securities during the blackout period. This includes employer securities held outside of the plan. If you are currently investing in employer securities and you are a corporate director or executive officer of Capital Corp of the West please make special note of this limitation. This limitation applies because currently there are greater than 50% of plan participants with funds held in employer securities. If you are a corporate director or executive officer of Capital Corp of the West, please discuss specifics regarding this requirement with your legal advisor.

Enclosed is a copy of the notice that has been sent to all team members.

If you have any questions, please feel free to contact me at 209-725-7429 or e-mail me at Joanne.dunlap@countybank.com.

I appreciate your cooperation and will contact you immediately upon the expiration of the Black Out.